Exhibit 99.1

Switchback Energy Acquisition Corporation Adjourns Special Meeting of Stockholders to February 25, 2021 to Allow Stockholders More Time to Vote

•	Approximately 99.9% of Proxies Have Voted in Favor of the ChargePoint Transaction

•	Stockholders as of the Close of Business on December 16, 2020 Should Vote Their Shares Even if They No Longer Own Them

•	Vote Today to Avoid Further Delay to the Closing of the Business Combination

Dallas, Texas, Feb. 11, 2021 (GLOBE NEWSWIRE) -- Switchback Energy Acquisition Corporation (NYSE: SBE) (“Switchback”) today announced that it convened and then adjourned, without conducting any other business, its virtual Special Meeting of Stockholders to February 25, 2021 at 10:00 a.m., Eastern time (the “Special Meeting”), to allow for more time for stockholders to vote their shares to reach the required quorum and approve the required proposals. The Special Meeting is being held to consider the proposed business combination (the “Business Combination”) between Switchback and ChargePoint, Inc. (“ChargePoint”), and the related proposals, as described in Switchback’s definitive proxy statement/prospectus/consent solicitation statement, dated January 8, 2021 (the “Registration Statement”). The Special Meeting will be held via live webcast at https://www.cstproxy.com/switchbackenergy/sm2021.

Switchback has received overwhelming support for the Business Combination. At the time the Special Meeting was convened, approximately 99.9% of the proxies received had been voted in favor of the transaction. However, since holders of approximately 45% of the outstanding shares submitted proxies to vote, the necessary quorum of a majority of the outstanding shares was not present. Switchback requests that any investor who held shares of stock in Switchback as of the close of business on December 16, 2020 and has not yet voted do so as soon as possible in order to avoid additional delays.

•	If you owned Switchback (NYSE: SBE) stock as of the close of business on December 16, 2020, you are urged to vote as soon as possible.

•	Switchback needs additional votes by stockholders of record to reach the required quorum for the Special Meeting.

•	If you were a Switchback stockholder as of the close of business on December 16, 2020, you can vote or receive assistance in voting by calling Morrow Sodali LLC, Switchback’s proxy solicitor, toll-free at (877) 787-9239.

•	Electronic voting platforms are open for voting. You may vote electronically by following the instructions provided by your broker, bank or other nominee.

•	ChargePoint, Inc. is one of the world’s largest electric vehicle (“EV”) charging networks with the market’s most complete portfolio of charging solutions available today. Following the closing of the Business Combination, it is expected that the combined company will be renamed ChargePoint Holdings, Inc. and will have more than $600 million of cash on its balance sheet to fund operations, support growth, repay debt and for general corporate purposes.

Switchback urges its stockholders who have not voted to do so as soon as possible. If you have any questions regarding the Special Meeting or need assistance voting your shares, please contact Switchback’s proxy solicitor, Morrow Sodali LLC, toll-free at (877) 787-9239 or by email at sbe.info@investor.morrowsodali.com.

In connection with the proposed Business Combination, Switchback filed the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2021, and the Registration Statement and proxy card were mailed shortly thereafter to stockholders of record as of the close of business on December 16, 2020. The Registration Statement is available on the SEC website at www.sec.gov. Switchback stockholders are encouraged to read the Registration Statement, including, among other things, the reasons for Switchback’s Board of Directors’ unanimous recommendation that stockholders vote “FOR” the Business Combination and the other stockholder proposals set forth in the Registration Statement as well as the background of the process that led to the pending business combination with ChargePoint.

How do I vote my shares?

If your shares are held in “street name” as described above, you can instruct your broker, bank or other nominee how to vote the shares in your account by following the instructions that the broker, bank or other nominee provided to you along with the Registration Statement.

If you need assistance voting your shares, please call Morrow Sodali LLC, Switchback’s proxy solicitor, toll-free at (877) 787-9239.

Can I still vote if I no longer own my shares?

Yes, if you owned shares as of the close of business on December 16, 2020, the record date for the Special Meeting, you can still vote your shares even if you no longer own them.

Additional Information on the Business Combination and Where to Find It

In connection with the proposed Business Combination, Switchback filed the Registration Statement with the SEC, which includes a proxy statement/prospectus of Switchback and a consent solicitation statement of ChargePoint. The Registration Statement has been declared effective by the SEC and the definitive proxy statement/prospectus/consent solicitation statement has been mailed out to Switchback’s stockholders. Switchback’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus/consent solicitation statement (including all amendments and supplements thereto) and other documents relating to the Business Combination filed with the SEC as these materials contain important information about Switchback, ChargePoint and the Business Combination. Stockholders may obtain copies of the definitive proxy statement/prospectus/consent solicitation statement and other documents filed with the SEC, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to: Switchback Energy, 5949 Sherry Lane, Suite 1010, Dallas, TX, 75225, Attention: Jim Mutrie, Chief Commercial Officer, General Counsel, Secretary and Director, (972) 514-9535.

Participants in the Solicitation
Switchback and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Switchback’s stockholders in connection with the Business Combination. ChargePoint and its officers and directors may also be deemed participants in such solicitation. Information about the directors and executive officers of Switchback is set forth in Switchback’s Annual Report on Form 10-K which was filed with the SEC on February 10, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement/prospectus/consent solicitation statement and other relevant materials filed with the SEC.

About Switchback
Switchback is a special purpose acquisition company and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the energy value chain. Switchback is sponsored by NGP Switchback, LLC, which is owned by a private investment fund advised by NGP Energy Capital Management, L.L.C. and the management team of Switchback. Switchback began trading on the New York Stock Exchange in July 2019 and its common stock, units and warrants trade under the ticker symbols SBE, SBE.U and SBE.WS, respectively. For more information, please visit www.switchback-energy.com.

About ChargePoint
Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric. The company has built one of the world’s largest EV charging networks and most complete portfolio of charging solutions available today. ChargePoint’s cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds-of-thousands of places to charge in North America and Europe. To date, drivers have logged more than 88 million charging sessions, with drivers plugging into the ChargePoint network approximately every two seconds. ChargePoint is creating the new fueling network to move all people and goods on electricity.

Forward Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein are forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics, projections of market opportunity and market share. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of ChargePoint and Switchback’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of, fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of ChargePoint and Switchback. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; risks relating to the uncertainty of the projected financial information with respect to ChargePoint; the inability of the parties to successfully or timely consummate the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transactions or that the approval of the stockholders of Switchback or ChargePoint is not obtained; the failure to realize the anticipated benefits of the proposed transactions; risks related to the rollout of ChargePoint’s business and the timing of expected business milestones; ChargePoint’s dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; ChargePoint’s ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and ChargePoint’s accounting staffing levels; ChargePoint’s current dependence on sales of charging stations for most of its revenues; overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; potential adverse effects on ChargePoint’s revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by ChargePoint; the effects of competition on ChargePoint’s future business; risks related to ChargePoint’s dependence on its intellectual property and the risk that ChargePoint’s technology could have undetected defects or errors; the amount of redemption requests made by Switchback’s public stockholders; the ability of Switchback or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the proposed transactions or in the future and those factors discussed in Switchback’s final prospectus dated July 25, 2019, Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the definitive proxy statement/prospectus/consent solicitation statement, in each case, under the heading “Risk Factors,” and other documents of Switchback filed, or to be filed, with the SEC. If any of these risks materialize or Switchback’s or ChargePoint’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Switchback nor ChargePoint presently know or that Switchback and ChargePoint currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Switchback’s and ChargePoint’s expectations, plans or forecasts of future events and views as of the date hereof. Switchback and ChargePoint anticipate that subsequent events and developments will cause Switchback’s and ChargePoint’s assessments to change. However, while Switchback and ChargePoint may elect to update these forward-looking statements at some point in the future, Switchback and ChargePoint specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Switchback’s and ChargePoint’s assessments as of any date subsequent to the date hereof. Accordingly, undue reliance should not be placed upon the forward-looking statements. Additional information concerning these and other factors that may impact Switchback’s expectations and projections can be found in Switchback’s periodic filings with the SEC, including Switchback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the definitive proxy statement/prospectus/consent solicitation statement. Switchback’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

Investor Contact:
Morrow Sodali LLC
Donna Corso or Ryan Loveless
(877) 787-9239
sbe.info@investor.morrowsodali.com